Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 18, 2020 relating to the financial statements of 89bio, Inc., appearing in the Annual Report on Form 10-K of 89bio, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (File No. 333-239688) incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

July 7, 2020